UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Page(s)

Introduction	PF1

Pro forma Combined Condensed Balance Sheet as of December 31, 2010	PF2

Pro forma Combined Condensed Statement of Operations for the year ended December 31, 2010	PF3

Notes to Pro forma Combined Condensed Financial Information	PF4

Introduction

On January 13, 2011, China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou” or the "Company”) (NYSE AMEX: SHZ), through its subsidiary Xingzhen Mining Ltd. (“Xingzhen”), entered into an equity transfer agreement (the “Agreement”) to acquire 55% of the equity interests (the “Equity”) of Xinyi Fluorite Company Ltd. (“Xinyi”), a company based in Jingde County, Anhui Province, China. Xinyi’s primary business and assets relate to the mining of fluorite.

Pursuant to the Agreement, the Company will acquire the Equity from the three original shareholders (Jia Xiangfu, a Chinese citizen, Yu Wuqiang, a Chinese citizen, and Chen Qiaolin, a Chinese citizen) of Xinyi for total consideration in the amount of RMB 65 million (approximately US$ 9.85 million) (the “Purchase Price”). The Purchase Price will comprise RMB 50 million (approximately US$ 7.58 million) of the Company’s common stock and RMB 15 million (approximately US$ 2.27 million) in cash. Also, two additional investors (Min Yong, a Chinese citizen, and Wang Changman, a Chinese citizen, hereinafter collectively referred to as the “Other Investors”) will acquire 15% of the equity interests of Xinyi under the terms of the Agreement.

The following pro forma combined condensed financial information gives effect to the merger of the Company and Xinyi using the purchase method of accounting, as required by Accounting Standards Codification ASC 805, “Business Combinations.” Under this method of accounting, the Company allocated the purchase price to the fair value of assets acquired, including identified intangible assets and goodwill. The purchase price allocation is subject to revision when the Company obtains additional information regarding its purchased asset valuation. The pro forma combined condensed balance sheet assumes the Merger took place on December 31, 2010. The Pro forma combined condensed statements of operations assume that the Merger took place as of and for the year ended December 31, 2010.

The financial information presented in the pro forma combined condensed financial statements is based on amounts and adjustments that the Company’s management believes to be factually supportable. The Company has made no attempt to included forward looking assumptions in such information.

Certain reclassifications have been made to Xinyi’s historical presentation to conform to the Company’s presentation. These reclassifications do not materially impact the pro forma condensed consolidated results of operations for the periods presented.

The pro forma adjustments, which are based upon available information and upon certain assumptions that the Company believes are reasonable, are described in the accompanying notes. The Company is providing the pro forma condensed consolidated financial information for informational purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the pro forma combined condensed financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined companies will experience. The pro forma combined condensed statements of operations do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

PF1

Unaudited Pro Forma Combined Condensed Balance Sheet
As of December 31, 2010
(Amounts in thousands, except share data)

	China Shen Zhou	Xinyin	Pro Forma Adjustments		Pro Forma Combined Total
ASSETS			(Unaudited)		(Unaudited)

Current assets:
Cash and cash equivalents	$1,546	$60	$-		$1,606
Accounts receivable, net	162	-	-		162
Prepayment for office rent	82	-	-		82
Other deposits and prepayments, net	851	106	-		957
Inventories	7,243	279	-		7,522
Restricted assets	115	-	-		115
Total current assets	9,999	445	-		10,444

Property, machinery and mining assets, net	34,193	526	11,525		46,244
Total assets	$44,192	$971	$11,525		$56,688

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,482	$-	$-		$2,482
Short term loans	8,061	-	-		8,061
Other payables and accruals	6,163	134	-		6,297
Taxes payable	644	3	-		647
Total current liabilities	17,350	137	-		17,487

Long term loans	2,630	-	-		2,630
Due to related parties	2,439	504	-		2,943
Total liabilities	22,419	641	-		23,060

STOCKHOLDERS’ EQUITY:
Common Stock ($0.001 par value; 50,000,000 shares authorized;
27,974,514 shares issued and outstanding
as of March 31, 2010	28	-	1	(a)	29
Contributed capital	-	387	(387)	(b)	-
Additional paid-in capital	29,508	-	11,701	(c)	41,209
PRC statutory reserves	1,672	-	-		1,672
Accumulated other comprehensive income	4,357	90	(90)	(d)	4,357
Accumulated deficit	(13,630)	(147)	147	(e)	(13,630)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	21,935	330	11,372		33,637
Noncontrolling interest	(162)	-	153		(9)
Total stockholders’ equity	21,773	330	11,525		33,628
Total liabilities and stockholders’ equity	$44,192	$971	$11,525		$56,688

See accompanying introduction and notes to unaudited pro forma combined condensed financial statements.

PF2

Unaudited Pro Forma Combined Condensed Statement of Operations
For the Year Ended December 31, 2010
(Amounts in thousands, except per share data)

	China Shen Zhou	Xinyin	Pro Forma Adjustments		Pro Forma Combined Total
			Unaudited		Unaudited
Net revenue	$11,612	$741	$-		$12,353
Cost of sales	8,604	496	-		9,100
Gross profit	3,008	245	-		3,253

Operating expenses:
Selling and distribution expenses	104	20	-		124
General and administrative expenses	4,145	147	-		4,292
Provision for doubtful accounts	355	-	-		355
Impairment provision for inventories	287	-	-		287
Impairment provision for mining assets	1,354	-	-		1,354
Total operating expenses	6,245	167	-		6,412
			-
Net income (loss) from operations	(3,237)	78	-		(3,159)
			-
Other income (expense):			-
Interest expense	(589)	(8)	-		(597)
Provision for available investment	(148)	-	-		(148)
Other, net	553	(30)	-		523
Total other expenses	(184)	(38)	-		(222)
	-		-
Income (loss) before income taxes	(3,421)	40	-		(3,381)
			-
Income tax expenses	-	(19)	-		(19)
	-		-
Net income (loss)	(3,421)	21	-		(3,400)
Less: Noncontrolling interests attributable to the noncontrolling interests	133	-	(21)	(f)	112
Net income (loss) - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	(3,288)	21	(21)		(3,288)
			-
Other comprehensive income:			-
Foreign currency translation adjustments	518	10	(10)	(g)	518
Comprehensive income (loss)	$(2,770)	$31	$(31)		$(2,770)

Net income (loss) per common share
- Basic and Diluted	(0.11)				(0.11)

Weighted average common shares outstanding
- Basic and Diluted	27,902				28,972

See accompanying introduction and notes to unaudited pro forma combined condensed financial statements.

PF3

Notes to Unaudited Pro Forma Combined Condensed Financial Information

1. Basis of Pro Forma Presentation

The pro forma condensed consolidated financial information has been prepared based on the Company’s historical financial information and the historical financial information of Xinyi giving effect to the acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by the SEC rules and regulations.

This pro forma condensed consolidated financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The pro forma combined condensed financial information has been prepared on the basis of assumptions relating to the allocation of consideration paid for the acquired assets and liabilities of Xinyi based on management’s best preliminary estimates. The actual allocation of the amount of the consideration may differ from that reflected in this pro forma combined condensed financial information after a third party valuation and other procedures have been completed.

Below are tables of the preliminary estimated purchase price allocation for Xinyi:

Fair value of the Company’s common stock issued	$9,426,700
Cash consideration	2,274,588

Total purchase price	$11,701,288

Net tangible assets acquired	$159,498
Estimated fair value of identifiable intangible assets	22,474,206
Goodwill	(10,912,416)

Total Acquisition Cost	$11,701,288

2. Pro Forma Adjustments

(a)	Partially of the Purchase Price will issue 1,070,000 shares of the Company’s common stock with $0.001 par value per share.
(b)	Reflects the elimination of Xinyi’s Contributed capital.
(c)
The Purchase Price will comprise 1,070,000 shares of the Company’s common stock (with the purchase price $7.05 per share and the fair value $8.81 per share on Jan 13, 2011) and RMB 15 million (approximately US$ 2.27 million) in cash raised from issuing common stocks.

(d)	Reflects the elimination of Xinyi’s existing accumulated other comprehensive income.
(e)	Reflects the elimination of Xinyi’s existing stockholders’ deficit.
(f)	Reflects the classification of all the net income of 2010 to noncontrolling interests.
(g)	Reflects the classification of all the foreign currency translation adjustments of 2010 to noncontrolling interests.

PF4